Exhibit 99

FOR IMMEDIATE RELEASE

HORMEL FOODS ANNOUNCES CLOSING OF ACQUISITION OF COLUMBUS MANUFACTURING INC., MAKER OF COLUMBUS® CRAFT MEATS

Fiscal 2018 Sales and Earnings Guidance Increased

AUSTIN, Minn. (November 27, 2017) — Hormel Foods Corporation (NYSE: HRL) today announced the closing of its acquisition of Columbus Manufacturing, Inc., an authentic, premium deli meat and salami company, from Chicago-based Arbor Investments. The addition of the Columbus® brand further strengthens Hormel Foods’ position as a total deli solutions provider while enhancing its other strong deli brands such as Hormel®, Jennie-O®, Applegate®, and Di Lusso®.

The purchase price is approximately $850 million. Total annual sales are approximately $300 million with an expected growth rate in excess of 5 percent. Hormel Foods expects this acquisition to be modestly accretive to earnings per share in fiscal 2018.

“The acquisition of Columbus is the catalyst for uniting all our deli businesses into one group,” said Jim Snee, chairman of the board, president and chief executive officer. “We received regulatory approval faster than anticipated and are excited to start building a stronger, more united deli organization.”

Subsequent to the closing of the acquisition, Hormel Foods is increasing its fiscal 2018 net sales guidance to $9.7 - $10.1 billion and increasing its earnings per share guidance to $1.62 - $1.72 per share.

ABOUT HORMEL FOODS - Inspired People. Inspired Food.™

Hormel Foods Corporation, based in Austin, Minn., is a global branded food company with over $9 billion in annual revenues across more than 80 countries worldwide. Its brands include Skippy®, SPAM®, Hormel® Natural Choice®, Applegate®, Justin’s®, Wholly Guacamole®, Hormel® Black Label® and more than 30 other beloved brands. The company is a member of the S&P 500 Index and the S&P 500 Dividend Aristocrats, was named one of “The 100 Best Corporate Citizens” by Corporate Responsibility Magazine for the ninth year in a row, and has received numerous other awards and accolades for its corporate responsibility and community service efforts. In 2016, the company celebrated its 125th anniversary and announced its new vision for the future - Inspired People. Inspired Food.™ - focusing on its legacy of innovation. For more information, visit www.hormelfoods.com and http://csr.hormelfoods.com/.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking information based on management’s current views and assumptions. Actual events may differ materially. Please refer to the cautionary statement regarding Forward-Looking Statements and Risk Factors which appear on pages 32 - 39 in the company’s Form 10-Q for the quarter ended July 30, 2017, which can be accessed at www.hormelfoods.com under “Investors-SEC Filings.”